Exhibit D

400-1190 Av Des-Canadiens-De-Montreal Montreal, Quebec, H3B 0E3 Canada

21 November 2022

BY E-MAIL

Western Copper and Gold Corporation

Suite 1200—1166 Alberni Street

Vancouver, British Columbia, Canada

V6E 3Z3

Attention: Paul West-Sells

Email: * * *

and

Cassels Brock & Blackwell LLP

Suite 2200, HSBC Building

885 West Georgia Street

Vancouver, British Columbia, Canada

V6C 3E8

Attention: Paul Stein / Jennifer Traub

Email: * * *

Dear Sirs and Mesdames,

RE:

Extension of the termination date for certain rights under the investor rights agreement between Western Copper and Gold Corporation (the “Corporation”) and Rio Tinto Canada Inc. (the “Investor”) dated May 28, 2021 (the “Investor Rights Agreement”)

Reference is made to the Investor Rights Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investor Rights Agreement.

In accordance with the terms of the Investor Rights Agreement, the Investor has a unilateral right to extend the termination date of certain of its rights under the Investor Rights Agreement, upon written notice to the Corporation. Pursuant to and in accordance with the Investor Rights Agreement, the Investor hereby provides written notice to the Corporation of:

i.

the exercise by the Investor of its one-time right pursuant to section 2.1(7) to extend the 18 month period referred to in section 2.1 (7)(b) by an additional 12 months, to the date that is 30 months following the Subscription Closing Date; and

ii.

the exercise by the Investor of its one-time right pursuant to section 2.5(5) to extend the 18 month period referred to in section 2.5(5)(b) by an additional 12 months, to the date that is 30 months following the Subscription Closing Date.

In accordance with the terms of the Investor Rights Agreement, the Investor and the Corporation may mutually agree to extend the termination date of certain of the Investor’s rights under the Investor Rights Agreement. Pursuant to and in accordance with the Investor Rights Agreement, the Investor hereby agrees and requests the Corporation to confirm its agreement to:

i.	the amendment of section 2.2(5) to extend the 18 month period referred to in section 2.2(5)(b) by an additional 12 months, to the date that is 30 months following the Subscription Closing Date;

ii.	the amendment of section 2.6(3) to extend the 18 month period referred to in section 2.6(3)(b) by an additional 12 months, to the date that is 30 months following the Subscription Closing Date;

iii.

the amendment of section 6.2(3) to extend the 18 month period referred to in section 6.2(3)(b)(i) by an additional 12 months, to the date that is 30 months following the Subscription Closing Date, and to extend the 6 month period referred to in section 6.2(3)(b)(ii) by an additional 6 months, to the date that is 12 months following completion of the Study; and

iv.

the amendment of section 6.3, to extend the 18 month period referred to in section 6.3(b)(i) by an additional 12 months, to the date that is 30 months following the Subscription Closing Date, and to extend the 6 month period referred to in section 6.3(b)(ii) by an additional 6 months, to the date that is 12 months following completion of the Study.

The Investor Rights Agreement, as amended by this letter, shall remain in full force and effect. To the extent any of the terms of this letter conflict with the terms of the Investor Rights Agreement, the terms and conditions of this letter shall control and prevail only with respect to the subject matter contained herein.

This letter shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. This letter may be executed by facsimile or electronic signature in one or more counterparts, each of which shall be deemed to be an original and all of which will constitute together the same document.

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Please confirm receipt of this letter as soon as possible and, if determined to be acceptable, return a duly executed copy of this letter to the Investor, in each case by email to Jocelin Paradis, * * * , with a copy to Patrick Rourke, * * * , and Shea T. Small, * * *

Sincerely,

RIO TINTO CANADA INC.

By:	/s/ Jocelin Paradis
Name:	Jocelin Paradis
Title:	Vice President

Acknowledged and agreed to as of November 23, 2022.

WESTERN COPPER AND GOLD CORPORATION

By:	/s/ Paul West-Sells
Name:	Paul West-Sells
Title:	President & CEO

By:	/s/ varun prasad
Name:	varun prasad
Title:	CFO